99.1 Press release, dated August 8, 2011, regarding the appointment of Charles Roame

Envestnet Appoints Charles Roame to the Board of Directors

Chicago, IL – August 8, 2011 – Envestnet (NYSE: ENV), a leading provider of technology-enabled wealth management solutions to financial advisors, today announced the appointment of Charles “Chip” Roame to its Board of Directors, effective August 3, 2011.

Mr. Roame is a managing partner of Tiburon Strategic Advisors, a leading strategic consulting firm to senior executives and boards of directors in the brokerage, investments, banking and insurance markets. Prior to forming Tiburon in 1998, Mr. Roame served in similar capacities, first as a management consultant at McKinsey & Company, and later as a business strategist at The Charles Schwab Corporation.

“We are pleased to welcome Chip to our Board of Directors. With his breadth and depth of strategic, product, and distribution experiences, we believe Chip will be a great contributor to our Board,” said Jud Bergman, founder and chief executive officer of Envestnet.

Mr. Roame has won numerous awards throughout the consulting and financial services industries, including being named one of the Power 25 Elite by Investment News and one of the 25 Most Influential People in Financial Planning by Investment Advisor Magazine.

About Envestnet

Envestnet, Inc. is a leading provider of technology-enabled wealth management solutions to financial advisors. Envestnet’s technology is focused on addressing financial advisors’ front-, middle- and back-office needs. Envestnet is headquartered in Chicago with offices in Boston, Denver, New York, Silicon Valley and Trivandrum, India. For more information on Envestnet please go to www.envestnet.com.

Contacts
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(312) 827-3940